Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of SecureWorks Corp. of our report dated March 25, 2021 relating to the financial statements and financial statement schedule, which appears in SecureWorks Corp.’s Annual Report on Form 10-K for the year ended January 29, 2021.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
June 22, 2021